EXHIBIT 10.52


                            THIRD AMENDMENT TO LEASE


         This Third Amendment to Lease (hereinafter referred to as the "Third Amendment") is made as of the 26th day of April, 1996 by and between Teachers Retirement System of the State of Illinois (hereinafter referred to as the "Lessor") and Morgan Distribution, a Division of Morgan Products, Ltd., a Delaware corporation (hereinafter referred to as "Lessee").

                                    RECITALS

         A. Vantage Properties, Inc., a Texas corporation (hereinafter referred to as the "Original Lessor") and Lessee entered into that certain Commercial Lease Agreement (hereinafter referred to as the "Commercial Lease") dated as of July 1,1987 as amended by First Amendment to Lease (hereinafter referred to as the "First Amendment") dated as of December 29,1987 and further amended by Second Amendment to Lease (hereinafter referred to as the "Second Amendment") dated as of June 25, 1991 (the Commercial Lease, the First Amendment and Second Amendment are hereinafter collectively referred to as the "Lease") for certain space known as 1700 Downs Drive, Suite 200, West Chicago, Illinois (hereinafter referred to as the "Leased Premises").

         B. The Original Lessor has heretofore assigned its right, title and interest in the Lease to Lessor. Lessor has received and is holding for the benefit of Lessee a security deposit in the amount of $5,000.00 in accordance with Section 3 (b) of the Lease. Lessee has paid all amounts heretofore coming due under the Lease, and to the best of Lessor's knowledge, Lessee is in full compliance with all terms of the Lease as of the date hereof.

         C. Lessor and Lessee now desire to further amend the Lease and its Amendments as more fully described herein.

         NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

         1. Recitals. The recitals set forth above are incorporated as though fully contained herein.

         2. Amendments. Effective April 1,1996 (hereinafter referred to as the "Effective Date") the Lease shall be amended as follows:

         A. Section 2 A and Revised Exhibit "A" of the Second Amendment is amended by deleting "approximately "86,172" and substituting the original square footage, "approximately 100,925" square feet in lieu thereof.

         B. Section 2 B of the Second Amendment is deleted and the following is inserted in lieu thereof:

         The term of this Lease (hereinafter referred to as the "Term") shall commence on April 1,1996 (hereinafter referred to as the "Commencement Date") and shall terminate on December 31, 2001 (hereinafter referred to as the "Termination Date").




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         C.  Section 2 C of the Second Amendment is deleted and the following is inserted in lieu thereof:

          Period                  Rate          Monthly Rental    Annual Rental
          ------                  ----          --------------    -------------
    04/01/96 - 12/31/96     $3.00 Triple Net      $25,231.25       $302,775.00
    01/01/97 - 12/31/97     $3.25 Triple Net      $27,333.85       $328,006.25
    01/01/98 - 12/31/99     $3.35 Triple Net      $28,174.89       $338,098.68
    01/01/00 - 12/31/00     $3.40 Triple Net      $28,595.42       $343,145.00
    01/01/01 - 12/31/01     $3.45 Triple Net      $29,015.94       $348,191.25


         D. Section 2 D of the Second Amendment is amended by deleting "fifty-one and twenty-four one-hundredth percent (51.24%)" and inserting "sixty percent (60%)" in lieu thereof.

         E. Section 2 E of the Second Amendment is amended by deleting the Lessor's address and inserting the following in lieu thereof: "Property &
Facility Management Group, L.L.C., 20 North Michigan Avenue - Suite 400, Chicago, Illinois 60601".

         F. Section(s) 2 F, 3, and 7 of the Second Amendment are deleted in their entirety.

         3. Lessor's Work. Lessor agrees to pay directly or reimburse Lessee for a "tenant improvement allowance" of $25,000.00, less those items paid directly by Lessor, within ten (10) days after receipt of an invoice and appropriate Lien Waivers for such expenses from Lessee to cover the following work to be performed in the Leased Premises:

                  a.       $9,300.00 to repair the warehouse floor.

                  b.       $11,000.00 to repair/replace unit heaters.

                  c.       $1,500.00 to repair man doors.

                  d.       $3,200.00 as a contingency for the above stated work.

Should the actual tenant improvements cost less than the $25,000.00 allocated, Lessee may elect to allocate the unused portion of the allowance toward other building improvements subject to Lessor's approval which shall not be unreasonably withheld.

         4. Agency. Capital Associates Realty Advisors ("Capital") is acting solely as agent for Lessor in connection with the Lease. All of the terms, provisions, stipulations, covenants and conditions to be performed by Lessor are undertaken solely as said agent and not personally or individually by Capital. No personal liability shall be asserted or enforced against Capital or any of its employees, officers, directors, shareholders or agents by reason of any of the terms, provisions, stipulations, covenants and conditions contained in the Lease.

         5. Exculpation. Without limitation of any other provision of this Lease, this Lease is being executed by and on behalf of the Teachers' Retirement System of the State of Illinois ("TRS"). Neither TRS nor any present or future officer, director, employee, trustee, member or agent of TRS shall have any personal liability, directly or indirectly, and recourse shall not be had against TRS or any such officer, director, employee, trustee, member or agent, under or in connection with this Lease or any other document or instrument heretofore or hereafter executed in connection with same. Lessee hereby waives


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and releases any and all such personal  liability  and recourse.  Lessee and its successors and assigns and all other persons claiming by, through or under Lessee shall look solely to Lessor's interest in the building of which the premises is a part with respect to any claim against Lessor arising under or in connection with this Lease or any other document or instrument heretofore or hereafter executed in connection with this Lease. The limitation of liability provided in this section are in addition to, and not in limitation of, any limitations or liability otherwise set forth herein or applicable to TRS by law or in any other contract, agreement or instrument.

         6. Lessor Liability. Section 40 of the Lease is deleted in its entirety.

         7. Inconsistencies. Any inconsistencies between the Lease and this Third Amendment shall be resolved in favor of this Third Amendment. Except as modified herein, the Lease shall remain in full force and effect.

         8. Governing Law. This Third Amendment shall be governed by and construed under the laws of the State of Illinois.

         IN WITNESS WHEREOF, this instrument has been duly executed by the parties hereto, as of the day and year first written above.


LESSOR:                                          LESSEE:

Teachers' Retirement System            Morgan Distribution, a
of the State of Illinois by            division of Morgan Products,
Capital Associates Realty              Ltd., a Delaware corporation
Advisors, its Investment
Manager and Duly Authorized
Agent

By:                                    By:
   ------------------------------         ------------------------------

Its:                                   Its:
   ------------------------------         ------------------------------






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